Exhibit 10.38

PHARMERICA CORPORATION

SUMMARY OF 2007 SHORT-TERM INCENTIVE PROGRAM

On August 7, 2007, the Compensation Committee adopted a 2007 short-term incentive program (the “STIP”) under the PharMerica Corporation 2007 Omnibus Incentive Plan (the “Omnibus Plan”). The STIP provides for performance-based annual cash awards to the Corporation’s Chief Executive Officer, executive officers, and certain other officers and employees of the Corporation. The STIP advances the Corporation’s commitment to performance-based compensation practices by providing participants an opportunity to earn annual cash bonuses upon achievement of certain pre-established short-term performance objectives.

Eligibility. STIP cash awards will be granted to certain senior officers of the Corporation. In addition, the Committee may grant STIP cash awards to other employees in its discretion.

Performance Cycle. The STIP performance cycle is for the current year, beginning on August 1, 2007 and ending on December 31, 2007.

Award Targets. The amount of the awards under the STIP are based on individual participant bonus targets. Individual participant bonus targets will be established by the Compensation Committee for each participant based upon the Compensation Committee’s determination of the appropriate bonus target amounts which will enable the Corporation to remain competitive and retain and recruit top employees. Individual participant bonus targets will range from 5% to 100% of base salary, with targets for the Corporation’s executive officers between 35% and 100% of base salary.

The Compensation Committee established the bonus targets under the STIP for the Corporation’s principal executive officer, principal financial officer and other top executive officers as follows:

Executive	Title	Bonus Target
Gregory S. Weishar	Chief Executive Officer	100% of base salary
Michael J. Culotta	Executive Vice President & Chief Financial Officer	75% of base salary
Janice Rutkowski	Senior Vice President & Chief Clinical Officer	80% of base salary
Richard Toole	Senior Vice President & Chief Information Officer	50% of base salary
Anthony Hernandez	Senior Vice President of Human Resources	60% of base salary
Robert McKay	Senior Vice President of Sales and Marketing	50% of base salary
Berard Tomassetti	Senior Vice President and Chief Accounting Officer	45% of base salary

Performance Criteria. The performance criteria under the STIP is divided into a company performance-based component and group/individual performance-based component for different employees as set forth in the chart below.

Title	Company Performance	Individual/Group Performance
CEO and Executive VPs	100%	0%
Senior VPs	75%	25%
Vice Presidents and Directors	50%	50%
All others	25%	75%

Under the STIP, the company performance will be measured by comparing the Corporation’s annual earnings before interest, taxes, depreciation and amortization (“EBITDA”), to a target EBITDA for the entire 2007 fiscal year. Group/individual performance will be measured by comparing certain group/individual performance metrics to target group/individual performance metrics, to be determined by management.

Award Payouts. Award payout levels are based on the percentage of the performance target achieved. Generally, the percentage of the award earned at the end of the performance cycle shall be determined according to the following schedule; however the actual award payout will be interpolated between the percentages set forth in the chart based on actual results:

Performance Achievement	Payout Level
< 90% of Performance Target	0% of Award Target
90% of Performance Target	50% of Award Target
100% of Performance Target	100% of Award Target
110% of Performance Target	110% of Award Target
120% of Performance Target	125% of Award Target
> 120% of Performance Target	125% of Award Target

Payment of Awards. Payment of STIP awards will be made in cash. Awards will be paid on a specific date by which the Compensation Committee reasonably expects that the Corporation’s EBITDA for the year on which the award was based will have been reported. The Corporation will make the payment of the STIP awards to participants as soon as administratively practicable following the date of the award determination, but no later than March 15, 2008.

Vesting and Forfeiture. STIP participants must remain continuously employed by the Corporation until the end of the current year in order to be entitled to receive a payout of an STIP award.

Other Terms & Provisions. STIP participants are not permitted to transfer STIP awards, except by will or the laws of descent and distribution. The Corporation shall be entitled to withhold from any payments of awards under the STIP any and all amounts required to be withheld for federal, state and local withholding taxes. The Committee shall have the discretion to change terms and conditions of STIP awards as it deems necessary to ensure that the STIP awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code.